                                                                     EXHIBIT 4.2


THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF INDEPENDENT COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS NOTE. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 2(d)(viii) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO
SECTION 2(d)(viii) HEREOF.

THIS SUBORDINATED CONVERTIBLE NOTE IS SUBJECT TO THE SUBORDINATION PROVISIONS SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT DATED MAY 29, 2002, AMONG EACH OF HFTP INVESTMENT L.L.C., GAIA OFFSHORE MASTERFUND, LTD., CAERUS FUND LTD., BANK OF AMERICA, NATIONAL ASSOCIATION, AS THE AGENT, AND CERTAIN OTHER PERSONS SIGNATORY THERETO (INCLUDING EACH SUCH PARTY'S SUCCESSORS AND ASSIGNS). A COPY OF THAT AGREEMENT IS ON FILE AT THE OFFICE OF THE ISSUER HEREOF AND IS AVAILABLE FOR INSPECTION AT SUCH OFFICE.

                                CONVERTIBLE NOTE


_______, 2002                                                      $____________

         FOR VALUE RECEIVED, INTERVOICE-BRITE, INC., a Texas corporation (the "COMPANY"), hereby promises to pay to the order of __________________ or registered assigns (the "HOLDER") the principal amount of ___________________ United States Dollars ($________________) when due, whether upon maturity, acceleration, redemption or otherwise.

                  (1) Payments of Principal. All payments of principal of this Note (to the extent such principal is not converted into Shares (as defined below) in accordance with the terms hereof) shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Securities Purchase Agreement, dated May 29, 2002, pursuant to which this Note and the Other Notes (as defined below) were originally issued (as such agreement may be amended from time to time as provided in such agreement, the "SECURITIES PURCHASE AGREEMENT"). This Note and the Other Notes issued by the Company pursuant to the Securities Purchase Agreement on the Closing Date (as defined in the

Securities Purchase Agreement) and all convertible notes issued in exchange therefor or replacement thereof are collectively referred to in this Note as the "NOTES."

                  (2) Conversion of this Note. This Note shall be converted into Shares on the terms and conditions set forth in this Section 2.

                           (a) Certain Defined Terms. For purposes of this Note,
the following terms shall have the following meanings:

                                    (i) "ADDITIONAL AMOUNT" means the result of
                  the following formula: (.06)(N/365) (P).

                                    (ii) "BUSINESS DAY" means any day other than
                  Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

                                    (iii) "COMMON STOCK" means (A) the Company's
                  common stock, no par value, and (ii) any capital stock resulting from a reclassification of such common stock.

                                    (iv) "COMPANY CONVERSION PRICE" means, as of
                  any date of determination, 95% of the arithmetic average of the Weighted Average Price of the Common Stock on each trading day during the period beginning on and including the day immediately following the Settlement Date immediately preceding such date (or if no Settlement Date has occurred during such Installment Period as of such date of determination, then beginning on and including the first day of such Installment Period) and ending on and including such date of determination; provided that if such date of determination is the first trading day of such Installment Period or the first trading day following a Settlement Date, then the Company Conversion Price on such day shall be 95% of the Weighted Average Price of the Common Stock on such day. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

                                    (v) "COMPANY REDEMPTION DATE" means, with
                  respect to an Installment Period, the first Business Day of such Installment Period.

                                    (vi) "CONVERSION AMOUNT" means the sum of
                  (1) the Additional Amount and (2) the principal amount of this Note to be converted, redeemed or otherwise with respect to which this determination is being made.

                                    (vii) "CONVERSION PRICE" means (A) as of any
                  Conversion Date or other date of determination (other than with respect to a Settlement Amount on a Settlement Date pursuant to a Company Conversion (as defined in Section 6(a)) during the period beginning on the Issuance Date and ending on and including the

                  Maturity Date, the Fixed Conversion Price, and (B) with respect to any Settlement Amount on a Settlement Date pursuant to a Company Conversion, the lower of the Fixed Conversion Price or the Company Conversion Price, each in effect as of such date and subject to adjustment as provided herein.

                                    (ix) "DOLLARS" or "$" means United States
                  Dollars.

                                    (x) "FIXED CONVERSION PRICE" means 200% of
                  the Weighted Average Price of the Common Stock on the Issuance Date, subject to adjustment as provided herein.

                                    (xi) "INSTALLMENT AMOUNT" means, with
                  respect to any Installment Period, the lesser of (A) the quotient of (x) the original principal amount of this Note on the Issuance Date divided by (y) 10, and (B) the principal amount then outstanding under this Note. In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of the Installment Amount.

                                    (xii) "INSTALLMENT PERIOD" means each of the
                  periods beginning on and including the first day and ending on and including the last day of each calendar month during the period beginning on and including September 1, 2002 and ending on and including June 30, 2003; provided that if a Floor Trigger Date (as defined in Section 6(e)) occurs during any Installment Period, then such Installment Period shall end on and include such Floor Trigger Date.

                                    (xiii) "ISSUANCE DATE" means the original
                  date of issuance of this Note pursuant to the Securities Purchase Agreement, regardless of any exchange or replacement hereof.

                                    (xiv) "MATURITY DATE" means July 1, 2003.

                                    (xv) "N" means the number of days from, but
                  excluding, the Issuance Date through and including the Conversion Date or other date of determination.

                                    (xvi) "OTHER NOTES" means the convertible
                  notes, other than this Note, issued by the Company pursuant to the Securities Purchase Agreement and all convertible notes issued in exchange therefor or replacement thereof.

                                    (xvii) "P" means the principal amount of
                  this Note to be converted, redeemed or with respect to which the determination of the Additional Amount is otherwise being made.

                                    (xviii) "PERSON" means an individual, a
                  limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                                    (xix) "PRINCIPAL" means the outstanding
                  principal amount of this Note as of any date of determination.

                                    (xx) "PRINCIPAL MARKET" means the Nasdaq
                  National Market or, if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or trading market for the Common Stock.

                                    (xxi) "REGISTRATION RIGHTS AGREEMENT" means
                  that certain registration rights agreement among the Company and the initial holders of the Notes relating to the filing of a registration statement covering the resale of the Shares issuable upon conversion of the Notes, as such agreement may be amended from time to time as provided in such agreement.

                                    (xxii) "SEC" means the United States
                  Securities and Exchange Commission.

                                    (xxiii) "SETTLEMENT AMOUNT" means, with
                  respect to any Settlement Date during an Installment Period, the product of (I) the applicable Company Conversion Amount with respect to such Installment Period, multiplied by (II) the quotient of (A) the number of trading days during the period beginning on and including the day immediately following the Settlement Date immediately preceding such date (or if no Settlement Date has occurred during such Installment Period as of such date of determination, then beginning on and including the first day of such Installment Period) and ending on and including such Settlement Date; provided that if such Settlement Date is the first trading day of such Installment Period or the first trading day following a Settlement Date, then the number of trading days shall be deemed to be one (1) for purposes of this clause (A), divided by (B) the aggregate expected number of trading days during such Installment Period as of such date of determination (including such date of determination if it is a trading day and the actual number of trading days preceding such Settlement Date and the expected number of trading days remaining in such Installment Period as of such Settlement Date, but without giving effect to the early termination of such Installment Period as a result of any Floor Trigger Date); provided that if as of the last Settlement Date during an Installment Period in which no Floor Trigger Date has occurred, the sum of all Settlement Amounts determined in accordance with the foregoing with respect to each Settlement Date during an Installment Period would be less than the Company Conversion Amount, then the Settlement Amount for such last Settlement Date shall be deemed to be the amount which, when added to the prior Settlement Amounts with respect to each prior Settlement Date during such Installment Period, would equal the Company Conversion Amount; provided further that in no event shall the sum of all Settlement Amounts with respect to each Settlement Date during an Installment Period exceed the applicable Company Conversion Amount with respect to such Installment Period.

                                    (xxiv) "SETTLEMENT DATE" means (i) each
                  Friday during an Installment Period (or if such a Friday is not a trading day, then the immediately preceding trading day during such Installment Period, if any), (ii) each Floor Trigger Date and (iii) the last trading day of each Installment Period, provided that such last trading day is not also a Friday or a Floor Trigger Date.

                                    (xxv) "SHARES" means shares of Common Stock.

                                    (xxvi)"WARRANTS" means the warrants issued
                  to the holders of the Notes pursuant to the Securities Purchase Agreement, and all warrants issued in exchange therefor or replacement thereof pursuant to the terms of such warrants.

                                    (xxvii)"WEIGHTED AVERAGE PRICE" means, for
                  any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m. New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m. New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets ("BLOOMBERG") through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m. New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m. New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Notes representing a majority of the aggregate principal amount of the Notes then outstanding. If the Company and the holders of the Notes representing a majority of the aggregate principal amount of the Notes then outstanding are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term "Weighted Average Price" being substituted for the term "Company Conversion Price." All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

                           (b) Holder's Conversion Right; Mandatory Redemption
at Maturity. Subject to the provisions of Section 5, at any time or times on or after the Issuance Date, the Holder shall be entitled to convert all or any part of the Principal (and the Additional Amount relating thereto) into fully paid and nonassessable Shares in accordance with Section 2(d), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a Share upon any conversion. If the issuance would result in the issuance of a fraction of a Share, then the Company shall round such fraction of a Share up or down to the nearest whole share. If any Principal remains outstanding on the Maturity Date, then all such Principal shall be redeemed as of such date in accordance with
Section 2(d)(vii).

                           (c) Conversion Rate. The number of Shares issuable
upon conversion of any principal amount of this Note pursuant to Section 2(b) shall be determined according to the following formula (the "CONVERSION RATE"):

                                Conversion Amount
                                _________________

                                Conversion Price

                           (d) Mechanics of Conversion. The conversion of this
Note shall be conducted in the following manner:

                                    (i) Holder's Delivery Requirements. To
                  convert a Conversion Amount into Shares on any date (the "CONVERSION DATE"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m. New York Time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Company and (B) if required by
                  Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original Note being converted (or an indemnification undertaking reasonably acceptable to the Company with respect to this Note in the case of its loss, theft or destruction).

                                    (ii) Company's Response. Upon receipt or
                  deemed receipt (which for purposes hereof shall mean pursuant to Section 6(c)) by the Company of a copy of a Conversion Notice, the Company (I) shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to the Holder, the Company's designated transfer agent (the "TRANSFER AGENT"), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the second (2nd) Business Day following the date of receipt or deemed receipt by the Company of such Conversion Notice (the "SHARE DELIVERY DATE") (A) provided that the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and provided that the Holder is eligible to receive Shares through DTC, credit such aggregate number of Shares to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Shares to which the Holder shall be entitled. If this Note is submitted for conversion, as may be required by Section 2(d)(viii), and the principal amount represented by this Note is greater than the principal amount being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note (the "NOTE DELIVERY DATE") and at its own expense, issue and deliver to the Holder a new Note representing the Principal not converted.

                                    (iii) Dispute Resolution. In the case of a
                  dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the Shares representing the number of Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt or deemed receipt of the Holder's Conversion Notice or other date of determination. If the Holder and the Company are unable to agree upon the determination of the Company Conversion Price or arithmetic calculation of the Conversion Rate within one
                  (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within two (2) Business Days submit via facsimile (A) the disputed determination of the Company Conversion Price to an independent, reputable investment bank selected by the Company and approved by the holders of Notes representing a majority of the aggregate principal amounts of the Notes then outstanding or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than three (3) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent error.

                                    (iv) Record Holder. The person or persons
                  entitled to receive the Shares issuable upon a conversion of this Note shall be treated for all purposes as the legal and record holder or holders of such Shares on the Conversion Date.

                                    (v)  Company's Failure to Timely Convert.

                                             (A) Cash Damages. If within three
(3) Business Days after the Company's receipt of the facsimile copy of a Conversion Notice or deemed receipt of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder for, or credit the Holder's balance account with DTC with, the number of Shares to which the Holder is entitled upon the Holder's conversion of any Principal or to issue a new Note representing the Principal to which such Holder is entitled pursuant to Section 2(d)(ii), then in addition to all other available remedies which the Holder may pursue hereunder and under the Securities Purchase Agreement

(including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to the Holder for each day after the Share Delivery Date such conversion is not timely effected and/or each day after the Note Delivery Date such Note is not delivered in an amount equal to 0.5% of the sum of (a) the product of (I) the number of Shares not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled and (II) the Weighted Average Price of the Common Stock on the Share Delivery Date (such product is referred to herein as the "SHARE PRODUCT AMOUNT"), and (b) in the event the Company has failed to deliver a Note to the Holder on or prior to the Note Delivery Date, the product of (y) the number of Shares issuable upon conversion of the Principal represented by the Note as of the Note Delivery Date and (z) the Weighted Average Price of the Common Stock on the Note Delivery Date; provided that in no event shall cash damages accrue pursuant to this Section 2(d)(v)(A) with respect the Share Product Amount during the period, if any, in which the Conversion Price or the arithmetic calculation of the Conversion Rate is subject to a bona fide dispute which is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(d)(iii). Alternatively, subject to Section 2(d)(iii), at the election of the Holder made in the Holder's sole discretion, the Company shall pay to the Holder, in lieu of the additional damages referred to in the preceding sentence (but in addition to all other available remedies which the Holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof)), 110% of the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the Shares purchased to make delivery in satisfaction of a sale by such holder of the Shares to which such holder is entitled but has not received upon a conversion exceeds (B) the net proceeds received by such holder from the sale of the Shares to which the Holder is entitled but has not received upon such conversion. If the Company fails to pay the additional damages set forth in this Section 2(d)(v) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of Shares equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by
(Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice.

                                             (B) Void Conversion Notice;
Adjustment to Conversion Price. If for any reason the Holder has not received all of the Shares prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of this Note, then the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to the Holder's Conversion Notice; provided that the voiding of the Holder's Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise. Thereafter, the Fixed Conversion Price with respect to all of the Principal shall be adjusted to the lesser of (I) the Fixed Conversion Price as in effect on the date on which the Holder voided the Conversion Notice and (II) the lowest Weighted Average Price during the period beginning on the Conversion Date and ending on the date such holder voided the Conversion Notice, subject to further adjustment as provided in this Note; provided that in no event shall an adjustment to the Fixed Conversion Price with respect to any Principal be made pursuant to this Section 2(d)(v)(B) with respect any conversion of this Note that is the subject of a bona fide dispute which is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(d)(iii), provided the Shares are delivered to the Holder within one (1) Business Day of the resolution of such bona fide dispute.

                                             (C) Redemption. If for any reason
the Holder has not received all of the Shares prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of this Note (a "CONVERSION FAILURE"), then the Holder, upon written notice to the Company, may require that the Company redeem, in accordance with Section 3, all of the Principal, including the Principal previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock; provided that the Holder shall not be entitled to require redemption of any Principal pursuant to this clause (C) solely as a result of a Conversion Failure caused by any Principal being the subject of a bona fide dispute which is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(d)(iii), provided the Shares are delivered to the Holder within one (1) Business Day of the resolution of such bona fide dispute.

                                    (vi) Pro Rata Conversion. In the event the
                  Company receives a Conversion Notice from more than one holder of the Notes for the same Conversion Date and the Company can convert some, but not all, of such Notes, then, subject to
                  Section 14, the Company shall convert from each holder of the Notes electing to have Notes converted at such time a pro rata amount of such holder's Note submitted for conversion based on the principal amount of the Note submitted for conversion on such date by such holder relative to the principal amount of the Notes submitted for conversion on such date.

                                    (vii) Mechanics of Mandatory Redemption. If
                  any Principal remains outstanding on the Maturity Date, then the Holder shall surrender this Note, duly endorsed for cancellation, to the Company and such Principal shall be redeemed as of the Maturity Date by payment on the Maturity Date to the Holder of an amount equal to the sum of (A) 105% of such Principal plus (B) the Additional Amount with respect to such Principal.

                                    (viii) Book-Entry. Notwithstanding anything
                  to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being converted. The Holder and the Company shall maintain records showing the principal amount converted or redeemed and the dates of such conversions or redemptions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion or redemption. In the event of any dispute or discrepancy, such records of the Company establishing the Principal to which the Holder is entitled shall be controlling and determinative in the absence of error. Notwithstanding the foregoing, if this Note is converted or redeemed as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or redemption of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof. Each Note shall bear the following legend:

                  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 2(d)(viii) HEREOF. THE PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) HEREOF.

                                    (ix) Application of Conversion Amounts.
                  Subject to Section 6(b), any principal amount which the Holder elects to convert in accordance with this Section 2 (other than pursuant to Company Conversions (as defined in Section 6) shall be deducted first from the Installment Amount relating to the latest Installment Period (i.e., nearest to the Maturity Date) with respect to which Installment Amounts remain outstanding and then sequentially from the immediately preceding Installment Periods (and within each such Installment Amount first from the amounts, if any, which would be subject to a conversion on the latest Settlement Date within such Installment Period and then sequentially from the amounts subject to the immediately preceding Settlement Dates).

                           (e) Taxes. The Company shall pay any and all taxes
that may be payable with respect to the issuance and delivery of Shares upon the conversion of this Note.

                           (f) Adjustments to Conversion Price. The Conversion
Price will be subject to adjustment from time to time as provided in this
Section 2(f).

                                    (i) Adjustment of Fixed Conversion Price
                  upon Issuance of Common Stock. If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 2(f) is deemed to have issued or sold, any Shares (including the issuance or sale of Shares owned or held by or for the account of the Company, but excluding (A) Shares issued or deemed to have been issued by the Company in connection with an Approved Stock Plan (as defined below) or a Future Approved Stock Plan (as defined below), and (B) Shares issued or deemed to have been issued by the Company upon conversion of the Notes or exercise of the Warrants) for a consideration per share less than a price (the "APPLICABLE PRICE") equal to the Fixed Conversion Price in effect immediately prior to such time, then immediately after such issue or sale, the Fixed Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Fixed Conversion Price in effect immediately prior to such issue or sale and
                  (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of Shares Deemed Outstanding (as defined below) immediately prior to such issue or sale and
                  (II) the consideration, if any, received by the Company upon such issue or sale, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of Shares Deemed Outstanding immediately after such issue or sale. For purposes of determining the adjusted Fixed Conversion Price under this Section 2(f)(i), the following shall be applicable (provided that any references to "Shares", "Options" or "Convertible Securities" in subparagraphs (A) through (D) below shall be deemed to exclude Shares, Options and Convertible Securities issued or deemed to have been issued by the Company in connection with an Approved Stock Plan or a Future Approved Stock Plan or upon conversion of the Notes or exercise of the Warrants):

                                             (A) Issuance of Options. If the
Company in any manner grants or sells any Options (as defined below) and the lowest price per share for which one Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities (as defined below) issuable upon exercise of such Option is less than the Applicable Price, then such Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(f)(i)(A), the "lowest price per share for which one Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Share upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Share or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Share upon conversion, exchange or exercise of such Convertible Securities.

                                             (B) Issuance of Convertible
Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one Share is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(f)(i)(B), the "lowest price per share for which one Share is issuable upon such conversion, exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Share upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Share upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), then no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.

                                             (C) Change in Option Price or Rate
of Conversion. If the purchase, exchange or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Options or Convertible Securities are convertible into or exchangeable or exercisable for Shares changes at any time, then the Fixed Conversion Price in effect at the time of such change shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase, exchange or exercise price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

                                             (D) Calculation of Consideration
Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration received by the Company consists of marketable securities, in which case the amount of consideration received by the Company will be the Weighted Average Price of such securities on the date of receipt of such securities. If any Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of Notes representing a majority of the aggregate principal amount of the Notes then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders representing a majority of the aggregate principal amount of the Notes then outstanding. The determination of such appraiser shall be final and binding upon all parties absent error and the fees and expenses of such appraiser shall be borne by the Company.

                                             (E) Record Date. If the Company
takes a record of the holders of Shares for the purpose of entitling them (1) to receive a dividend or other distribution payable in Shares, Options or in Convertible Securities or (2) to subscribe for or purchase Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                                             (F) Certain Definitions. For
purposes of this Section 2(f)(i), the following terms have the respective meanings set forth below:

                                                      (I) "APPROVED STOCK PLAN"
means any employee benefit plan which has been approved by the Board of Directors of the Company prior to the date of the Securities Purchase Agreement, pursuant to which the Company's securities may be issued to any employee, officer or director for services provided to the Company.

                                                      (II) "CONVERTIBLE
SECURITIES" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Shares.

                                                      (III) "FUTURE APPROVED
STOCK PLAN" means any employee benefit plan which has been approved by the shareholders of the Company after the date of the Securities Purchase Agreement, pursuant to which the Company's securities may be issued to any employee, officer or director for services provided to the Company.

                                                      (III) "OPTIONS" means any
rights, warrants or options to subscribe for or purchase Shares or Convertible Securities.

                                                      (IV) "SHARES DEEMED
OUTSTANDING" means, at any given time, the number of Shares actually outstanding at such time, plus the number of Shares deemed to be outstanding pursuant to Sections 2(f)(i)(A) and 2(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Shares owned or held by or for the account of the Company or issuable upon conversion of the Notes or exercise of the Warrants.

                                    (ii) Adjustment of Fixed Conversion Price
                  upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Shares into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Shares into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                                    (iii) Holder's Right of Alternative
                  Conversion Price Following Issuance of Convertible Securities. If the Company in any manner issues or sells any Options or Convertible Securities after the Issuance Date that are convertible into or exchangeable or exercisable for Shares at a price which varies or may vary with the market price of the Shares, including by way of one or more resets to a fixed price, or at a price which upon the passage of time or the occurrence of certain events is automatically reduced or is adjusted to a price which is based on some formulation of the then current market price of the Shares (each of the formulations for such variable price being herein referred to as a "VARIABLE PRICE;" provided, however, that a price which upon the passage of time or the occurrence of certain events is automatically reduced or is adjusted to a price which is based on some formulation of the then current market price of the Shares shall not constitute a Variable Price until the passage of such time or the occurrence of such event, as the case may be), then the Company shall provide written notice thereof via facsimile and overnight courier to the Holder ("VARIABLE NOTICE") on the date of issuance of such Convertible Securities or Options. From and after the date the Company issues any such Convertible Securities or Options with a Variable Price, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of any Principal by designating in the Conversion Notice delivered upon conversion of such Principal (or, in the case of a Company Conversion, by written notice to the Company delivered prior to or on the applicable Settlement Date) that solely for purposes of such conversion the Holder is relying on the Variable Price rather than the Conversion Price then in effect. The Holder's election to rely on a Variable Price for a particular conversion of Principal shall not obligate the holder to rely on a Variable Price for any future conversions of Principal.

                                    (iv) Other Events. If any event occurs of
                  the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this
                  Section 2(f).

                                    (v)  Notices.

                                             (A) Promptly upon any adjustment of
the Conversion Price, the Company will give written notice thereof to the Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

                                             (B) The Company will give written
notice to the Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 4(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

                                             (C) The Company will also give
written notice to the Holder at least ten (10) Business Days prior to the date on which any Organic Change (as defined in Section 4(a)), dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

                  (3) Redemption at Option of the Holder.

                           (a) Redemption Option Upon Triggering Event. In
addition to all other rights of the Holder contained herein, after a Triggering Event (as defined below), the Holder shall have the right, at the Holder's option, to require the Company to redeem all or a portion of the Principal at a price ("REDEMPTION PRICE") equal to (x) in the case of a Triggering Event other than a Triggering Event described in clause (vi) of Section 3(b), the greater of
(i) the sum of (x) 125% of such Principal plus (y) the Additional Amount with respect to such Principal and (ii) the product of (A) the Conversion Rate in effect at such time as the Holder delivers a Notice of Redemption at Option of Holder (as defined below), multiplied by (B) the Weighted Average Price of the Common Stock on the trading day immediately preceding such Triggering Event on which the Principal Market is open for trading and (y) in the case of a Triggering Event described in clause (vi) of Section 3(b), the sum of (I) 100% of such Principal plus (II) the Additional Amount with respect to such Principal.

                           (b) Triggering Event. A "TRIGGERING EVENT" shall be
deemed to have occurred at such time as any of the following events:

                                    (i) the failure of the Registration
                  Statement (as defined in the Registration Rights Agreement) to be declared effective by the SEC on or prior to the date that is 30 days after the Effectiveness Deadline (as defined in the Registration Rights Agreement);

                                    (ii) while the Registration Statement is
                  required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive trading days or for more than an aggregate of ten (10) trading days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement);

                                    (iii) the suspension from trading or failure
                  of the Common Stock to be listed on the Nasdaq National Market or The New York Stock Exchange, Inc. for a period of five (5) consecutive trading days or for more than an aggregate of ten
                  (10) trading days in any 365-day period;

                                    (iv) the Company's or the Transfer Agent's
                  notice to any holder of the Notes, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Notes into Shares that is tendered in accordance with the provisions of the Notes (excluding, however, notices that relate solely to a bona fide dispute which is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(d)(iii) provided neither such dispute nor such notice is publicly disclosed);

                                    (v)  a Conversion Failure (as defined in
                  Section 2(d)(v)(C));

                                    (vi) upon the Company's receipt or deemed
                  receipt of a Conversion Notice, the Company shall not be obligated to issue Shares upon such conversion due to the provisions of Section 14;

                                    (vii) the Company breaches any
                  representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants, this Note or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby (excluding, for the avoidance of doubt, the documents referred to in Section 7(xiv) of the Securities Purchase Agreement), except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant or other term which is curable, only if such breach continues for a period of at least ten (10) days; or

                                    (viii) the Company does not comply with the
                  provisions of Section 6 (including, without limitation, the Company's failure to pay the required Company Redemption Price on the applicable Company Redemption Date, but other than the Company's failure to deliver a Company Installment Notice pursuant to Section 6(a)).

                           (c) Mechanics of Redemption at Option of Holder.
Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to the Holder and each holder of the Other Notes. At any time after the earlier of the Holder's receipt of a Notice of Triggering Event and the Holder becoming aware of a Triggering Event, the Holder may require the Company to redeem up to all of the Principal by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF HOLDER") to the Company, which Notice of Redemption at Option of Holder shall indicate (i) the Principal that the Holder is electing to have the Company redeem from it and (ii) the applicable Redemption Price, as calculated pursuant to Section 3(a) above; provided that (A) a Notice of Redemption at Option of Holder relating to a Triggering Event described in clauses (iv), (v) or (vi) of
Section 3(b) may only be sent during the period beginning on and including the date of the Triggering Event and ending on and including the later of the date which is (I) 20 Business Days after the date on which the Holder receives a Notice of Triggering Event from the Company with respect to such Triggering Event and (II) 15 Business Days after the date on which such Triggering Event is cured and the Holder receives written notice from the Company confirming such Triggering Event has been cured and (B) a Notice of Redemption at Option of Holder relating to a Triggering Event described in clauses (i), (ii), (iii), (vii) or (viii) of Section 3(b) may only be sent during the period beginning on and including the date of the Triggering Event and ending on and including the later of the date which is (x) 10 Business Days after the date on which the Holder receives a Notice of Triggering Event from the Company with respect to such Triggering Event and (y) 5 Business Days after the date on which such Triggering Event is cured and the Holder receives written notice from the Company confirming such Triggering Event has been cured.

                           (d) Payment of Redemption Price. Upon the Company's
receipt of a Notice(s) of Redemption at Option of Holder from any holder of the Other Notes, the Company shall promptly notify the Holder by facsimile of the Company's receipt of such notices. Each holder which has sent such a notice shall, if required pursuant to Section 2(d)(viii), promptly submit to the Company such holder's Note which such holder has elected to have redeemed. The Company shall deliver the applicable Redemption Price to the Holder within five
(5) Business Days after the Company's receipt of a Notice of Redemption at Option of Holder; provided that a holder's Note shall have been so delivered to the Company. If the Company is unable to redeem all of the Notes submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of the Notes based on the principal amount of the Notes submitted for redemption by such holder relative to the aggregate principal amount of the Notes submitted for redemption by all holders of the Notes and (ii) in addition to any remedy the Holder may have under this Note and the Securities Purchase Agreement, pay to the Holder interest at the rate of 2.0% per month (prorated for partial months) in respect of the unredeemed Principal until paid in full.

                           (e) Void Redemption. In the event that the Company
does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to such the Holder any or all of the Notes representing the Principal that was submitted for redemption by the Holder under this Section 3 and for which the Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to the Principal subject to the Void Optional Redemption Notice,
(ii) the Company shall immediately return any Note subject to the Void Optional Redemption Notice, (iii) the Fixed Conversion Price with respect to all the Principal shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price during the period beginning on and including the date on which the Notice of Redemption at Option of Holder is delivered to the Company and ending on and including the date on which the Void Optional Redemption Notice is delivered to the Company.

                           (f) Disputes; Miscellaneous. In the event of a bona
fide dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Principal, the Company shall promptly cause to be issued and delivered to the Holder a Note representing the remaining Principal which has not been redeemed, if necessary.

                  (4) Other Rights of Holders.

                           (a) Reorganization, Reclassification, Consolidation,
Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance satisfactory to the holders representing a majority of the Notes then outstanding) to deliver to the Holder in exchange for this Note, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Note and satisfactory to the holders representing a majority of the principal amount then outstanding under the Notes. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the holders representing a majority of the Notes then outstanding) to ensure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the Shares immediately theretofore acquirable and receivable upon the conversion of this Note (without regard to any limitations on conversion) such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of Shares which would have been acquirable and receivable upon the conversion of this Note as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of this
Note).

                           (b) Optional Redemption Upon Change of Control. In
addition to the rights of the Holder under Section 4(a), upon a Change of Control (as defined below) of the Company the Holder shall have the right, at the Holder's option, to require the Company to redeem all or a portion of the Principal at a price equal to the greater of (A) the sum of (x) 115% of the Principal plus (y) the Additional Amount with respect to such Principal, and (B) the product of (I) the Conversion Rate on the date the Holder gives a Notice of Redemption Upon Change of Control (as defined below), multiplied by (II) the arithmetic average of the Weighted Average Prices of the Common Stock during the five (5) trading days immediately preceding such date ("CHANGE OF CONTROL REDEMPTION PRICE"). No sooner than 30 nor later than 20 Business Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of

Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a "NOTICE OF CHANGE OF CONTROL") to the Holder. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least ten (10) Business Days prior to a Change of Control, at any time on or after the date which is ten (10) Business Days prior to a Change of Control) and ending on the date of such Change of Control, the Holder may require the Company to redeem all or a portion of the Principal by delivering written notice thereof via facsimile and overnight courier (a "NOTICE OF REDEMPTION UPON CHANGE OF CONTROL") to the Company, which Notice of Redemption Upon Change of Control shall indicate (i) the Principal that the Holder is submitting for redemption, and (ii) the applicable Change of Control Redemption Price, as calculated pursuant to this
Section 4(b). Upon the Company's receipt of a Notice(s) of Redemption Upon Change of Control from any holder of the Other Notes, the Company shall promptly, but in no event later than one (1) Business Day following such receipt, notify the Holder by facsimile of the Company's receipt of such Notice(s) of Redemption Upon Change of Control. The Company shall deliver the Change of Control Redemption Price simultaneously with the consummation of the Change of Control; provided that, if required by Section 2(d)(viii), this Note shall have been so delivered to the Company. Payments provided for in this
Section 4(b) shall have priority to payments to stockholders in connection with a Change of Control. For purposes of this Section 4(b), "CHANGE OF CONTROL" means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the Company's assets, or (iii) the consummation of a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding Shares.

                           (c) Purchase Rights. If at any time the Company
grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock (the "PURCHASE RIGHTS"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if the Holder had held the number of Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (5) Limitations on Conversion. The Company shall not effect any conversion of this Note and the Holder shall not have the right to convert Principal in excess of that portion of the Principal which, upon giving effect to such conversion, would cause the aggregate number of Shares beneficially owned by the holder and its affiliates to exceed 4.99% of the total outstanding Shares following such conversion. For purposes of the foregoing proviso, the aggregate number of Shares beneficially owned by the Holder and its affiliates shall include the Shares issuable upon conversion of this Note with respect to which the determination of such proviso is being made, but shall exclude the Shares which would be issuable upon (i) conversion of the remaining, nonconverted Principal beneficially owned by the Holder and its affiliates and (ii) exercise, conversion or exchange of the unexercised, unconverted or unexchanged portion of any other securities of the Company (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion, exercise or exchange analogous to the limitation contained herein beneficially owned by the Holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5, in determining the number of outstanding Shares the Holder may rely on the number of outstanding Shares as reflected in (1) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of Shares outstanding. Upon the written request of the Holder, the Company shall promptly, but in no event later than one (1) Business Day following the receipt of such request, confirm in writing to the Holder the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion, exercise or exchange of securities of the Company, including the Notes and the Warrants, since the date as of which such number of outstanding Shares was reported.

                  (6) Company Installment Conversion or Redemption.

                           (a) General. With respect to each Installment Period
the Company shall either (i) require conversion of the applicable Installment Amount, in whole or in part, in accordance with this Section 6, but subject to the satisfaction of the Conditions to Company Conversion (as defined below) (a "COMPANY CONVERSION") or (ii) redeem the applicable Installment Amount, in whole or in part, in accordance with this Section 6 (a "COMPANY REDEMPTION"); provided that all of the outstanding applicable Installment Amount must be converted or redeemed by the Company, subject to the provisions of this Section 6; provided further that the Company may elect more than one of the Company Conversion and the Company Redemption, if each such election is with respect to at least 20% of the Installment Amount. On or prior to the date which is at least 10 days but not more than 20 days prior to the first day of each Installment Period, the Company shall deliver written notice (each a "COMPANY INSTALLMENT NOTICE"), which Company Installment Notice shall state (i) the portion, if any, of the applicable Installment Amount which the Company elects to convert pursuant to a Company Conversion (the "COMPANY CONVERSION AMOUNT"), (ii) the portion, if any, of the applicable Installment Amount which the Company elects to redeem pursuant to a Company Redemption (the "COMPANY REDEMPTION AMOUNT"), which amount when added to the Company Conversion Amount must equal the applicable Installment Amount, (iii) if the Company has elected, in whole or in part, a Company Conversion, then the Company Installment Notice shall certify that the Conditions to Company Conversion are satisfied as of the date of the Company Installment Notice and (iv) if the Company has elected to exercise its right to an Installment Floor Election with respect to such Installment Period in accordance with Section 6(e), then the Company Installment Notice shall include a statement of such election and the price of the Installment Trigger Price (as defined below). If the Company does not deliver a Company Installment Notice in accordance with this Section 6(a), then the "Company Redemption Amount" shall mean the applicable Installment Amount. The Company Installment Notice shall be irrevocable. The Company shall redeem and convert the applicable Installment Amount pursuant to this Section 6 and the corresponding Installment Amounts of the Other Notes pursuant to the corresponding provisions of the Other Notes in the same ratio of principal amount being redeemed and principal amount being converted. The Company Redemption Amount (whether set forth in the Company Installment Notice or by operation of this Section 6(a)) shall be redeemed in accordance with Section 6(b) and the Company Conversion Amount shall be converted in accordance with Section 6(c).

                           (b) Mechanics of Company Redemption. If the Company
elects, or is deemed to have elected, a Company Redemption in accordance with
Section 6(a), then the Company Redemption Amount, if any, which remains outstanding on the respective Company Redemption Date shall be redeemed by the Company on such Company Redemption Date, and the Company shall pay to the Holder on such Company Redemption Date, by wire transfer of immediately available funds, an amount in cash (the "COMPANY REDEMPTION PRICE") equal to the sum of
(A) 100% of the Company Redemption Amount, plus (B) the Additional Amount with respect to the Company Redemption Amount calculated as of such Company Redemption Date. If the Company fails to redeem any Company Redemption Amount which is outstanding on the respective Company Redemption Date by payment to the Holder of the applicable Company Redemption Price, then in addition to any remedy the Holder may have under this Note (including, without limitation, Section 3) and the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company Redemption Price payable in respect of such unredeemed Company Redemption Amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Notwithstanding anything to the contrary in this Section 6, but subject to Section 14, until the Company Redemption Price (together with any interest thereon) is paid in full, the Company Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Shares pursuant to Section 2. In the event the Holder delivers a Conversion Notice to the Company after the earlier of the date which is 10 days prior to the first day of the applicable Installment Period and the Holder's receipt of the Company Installment Notice in which the Company elects or is deemed to have elected a Company Redemption, the principal amount specified in such Conversion Notice shall be deducted (1) first, from the principal represented by the Company Redemption Amount and then
(2) second, in accordance with Section 2(d)(ix).

                           (c) Mechanics of Company Conversion. Subject to
Section 6(e) below, if the Company delivers a Company Installment Notice and elects, in whole or in part, a Company Conversion in accordance with Section 6(a), then the applicable Company Conversion Amount, if any, which remain outstanding shall be converted during the applicable Installment Period by converting on each Settlement Date during such Installment Period the applicable Settlement Amount with respect to such Settlement Date, as if the Holder had delivered a Conversion Notice (in accordance with such Holder's Conversion Notice Information (as defined in Section 4(m) of the Securities Purchase Agreement)) pursuant to Section 2 with respect to such Settlement Amount on such Settlement Date but without the Holder being required to actually deliver such Conversion Notice; provided that the Conditions to Company Conversion are satisfied (or waived in writing by the Holder) on such Settlement Date. If the Conditions to Company Conversion are not satisfied (or waived in writing by the Holder) on such Settlement Date, then at the option of the Holder either (i) the Company shall redeem all or any part designated by the Holder of the unconverted Company Conversion Amount (such designated amount is referred to as the "FIRST REDEMPTION AMOUNT") on such Settlement Date (the "FIRST PAYMENT DATE") and the Company shall pay to the Holder on the First Payment Date, by wire transfer of immediately available funds, an amount in cash (the "FIRST REDEMPTION PRICE") equal to (A) 100% of the First Redemption Amount plus (B) the Additional Amount with respect to the First Redemption Amount calculated as of the First Payment Date, or (ii) the Company Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Company Conversion Amount and the Holder shall be entitled to all the rights of a holder of this Note with respect to such amount of the Company Conversion Amount. If the Company fails to redeem any First Redemption Amount on the First Payment Date by payment of the First Redemption Price, then the Holder shall have the rights set forth in Section 6(b) as if the Company failed to pay the applicable Company Redemption Price (including, without limitation, such failure constituting a Triggering Event described in Section 3(b)(viii)). Notwithstanding anything to the contrary in this Section 6, but subject to
Section 14, until the applicable portion of the Company Conversion Amount (together with the Additional Amount with respect thereto) is converted in accordance with this Section 6, the Company Conversion Amount (together with the Additional Amount with respect thereto) may be converted by the Holder into Shares pursuant to Section 2.

                           (d) Conditions to Company Conversion. For purposes of
this Section 6, "CONDITIONS TO COMPANY CONVERSION" means the following conditions: (i) during the period beginning on and including the date of the Holder's receipt of the Company Installment Notice (the "COMPANY INSTALLMENT NOTICE DATE") and ending on and including the applicable Settlement Date, the Company shall have delivered Shares upon conversion of Conversion Amounts of this Note on a timely basis as set forth in Section 2(d)(ii) and delivered Shares upon exercise of the Warrants on a timely basis as set forth in Section 2(a) of the Warrants; (ii) on each day during the period beginning on and including the Company Installment Notice Date and ending on and including the applicable Settlement Date, the Common Stock shall be listed, and trading in the Common Stock shall not have been suspended, on the Nasdaq National Market or The New York Stock Exchange, Inc.; (iii) during the period beginning 30 days prior to the Company Installment Notice Date and ending on and including the applicable Settlement Date, there shall not have occurred the consummation of a Change of Control; (iv) during the period beginning on the Issuance Date and ending on and including the applicable Settlement Date, there shall not have occurred either (x) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated or (y) a Triggering Event or an Event of Default (as defined in Section 11) (except for a Triggering Event (I) which has been cured and the Company has delivered notice of such cure to the Holder at least 15 Business Days prior to the Company Installment Notice Date, (II) with respect to which the Company delivered a Notice of Triggering Event to the Holder at least 15 Business Days prior to the Company Installment Notice Date and (III) with respect to which the Holder has not delivered a Notice of Redemption at Option of Holder to the Company prior to the Company Installment Notice Date); (v) on each day during the period beginning on and including the Company Installment Notice Date and ending on and including the applicable Settlement Date, the Registration Statement (as defined in the Registration Rights

Agreement) shall be effective and available for the sale of at least all of the Registrable Securities (as defined in the Registration Rights Agreement) and there shall not have been any Grace Period (as defined in the Registration Rights Agreement) during such period; (vi) on or prior to the applicable Settlement Date there shall not have occurred an Exchange Cap Trigger Date (as defined below), unless prior to the Company Installment Notice Trigger Date the Company shall have received the Stockholder Approval (as defined below); and
(vii) on each day during the period beginning on and including the Company Installment Notice Date and ending on and including the applicable Settlement Date, the Company otherwise shall have been in compliance with in all respects and shall not have breached or been in breach of any provision, covenant, representation or warranty of the Securities Purchase Agreement, the Registration Rights Agreement, any of the Warrants or any of the Notes. For purposes of this Section 6(d), "EXCHANGE CAP TRIGGER DATE" means the first date after the Issuance Date on which the Share Issuance Estimate (as defined below) is greater than the Exchange Cap (as defined in Section 14). For purposes of this Section 6(d), "SHARE ISSUANCE ESTIMATE" means, as of any date of determination, the sum of (i) the number Shares issued by the Company as of such date of determination pursuant to the conversion of Notes and the exercise of Warrants, (ii) the number of Shares issuable as of such date of determination pursuant to the exercise of all outstanding Warrants (without regard to any limitations on the exercise of such Warrants), plus (iii) the number of Shares equal to the quotient of (A) the aggregate principal amounts (plus accrued and unpaid interest thereon) of all the Notes outstanding on such date of determination, divided by (B) the lower of the Fixed Conversion Price then in effect and 95% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the 10 consecutive trading days immediately preceding such date of determination. For purposes of this Section 6(d), "STOCKHOLDER APPROVAL" means the affirmative vote of the Company's stockholders at a duly called meeting pursuant to a proxy statement for the approval of the Company's issuance of all the Shares pursuant to conversions of the Notes and exercise of the Warrants in accordance with applicable law and the rules and regulations of the Nasdaq Stock Market, such that the limitations on the Company's obligation to issue Shares set forth in Section 14 of the Notes and in Section 12 of the Warrants are no longer applicable.

                           (e) Installment Floor Election. At the Company's
option it may elect to terminate a Company Conversion pursuant to Section 6(c) if the Conversion Price during the applicable Installment Period falls below a price (an "INSTALLMENT TRIGGER PRICE") set by the Company (an "INSTALLMENT FLOOR ELECTION"). The Company may exercise its right to an Installment Floor Election by including a statement of such election in the Company Installment Notice and setting forth in such Company Installment Notice the Installment Trigger Price, which price may not be higher than the Fixed Conversion Price then in effect. The Installment Floor Election and selection of an Installment Trigger Price shall be irrevocable with respect to the applicable Installment Period, but the Installment Trigger Price shall be subject to adjustment for any stock dividend, stock split, stock combination or other similar transaction. If the Company has made an Installment Floor Election in accordance with this Section 6(e) and
Section 6(a), then the first trading day, if any, during the applicable Installment Period on which the Company Conversion Price on such date is less than the applicable Installment Trigger Price shall constitute the "FLOOR TRIGGER DATE" with respect to such Installment Period. If a Floor Trigger Date occurs during an Installment Period, then in accordance with the definitions of "Settlement Date" and "Installment Period" in

Section 2(a), such Floor Trigger Date shall constitute the last Settlement Date of such Installment Period. On or prior to the date which is two (2) Business Days after such Floor Trigger Date (the "SECOND PAYMENT DATE"), the Company shall redeem all of the Company Conversion Amount which remains unconverted after such Floor Trigger Date (the "SECOND REDEMPTION AMOUNT"), by payment to the Holder on or before the Second Payment Date, by wire transfer of immediately available funds, an amount in cash (the "SECOND REDEMPTION PRICE") equal to the sum of (A) 100% of the Second Redemption Amount, plus (B) the Additional Amount with respect to such Second Redemption Amount calculated as of the Second Payment Date. If the Company fails to redeem any Second Redemption Amount on or before the Second Payment Date by payment of the Second Redemption Price, then the Holder shall have the rights set forth in Section 6(b) as if the Company failed to pay the applicable Company Redemption Price (including, without limitation, such failure constituting a Triggering Event described in Section 3(b)(viii)).

                  (7) Company Alternative Redemption.

                           (a) General. After the Issuance Date, the Company
shall have the right to redeem some or all of the Principal (a "COMPANY ALTERNATIVE REDEMPTION") for an amount in cash equal to the sum of (a) 105% of the principal amount of this Note being redeemed pursuant to this Section 7, plus (b) the Additional Amount with respect to such principal amount as of the Company Alternative Redemption Date (as defined below) (the "COMPANY ALTERNATIVE REDEMPTION PRICE"); provided that the Conditions to Company Alternative Redemption (as set forth in Section 7(c)) and the conditions of this Section 7(a) and Section 7(b) are satisfied (or waived in writing by the Holder); provided, further, that the Company may not elect to redeem pursuant to this
Section 7 any principal amount of this Note which is part of any Installment Amount for any Installment Period beginning prior to the Company Alternative Redemption Date (as defined below) or with respect to which the Company has delivered a Company Installment Notice prior to the Company Alternative Redemption Notice Date (as defined below). The Company may exercise its right to Company Alternative Redemption by delivering to the Holder written notice ("COMPANY ALTERNATIVE REDEMPTION NOTICE") at least ten (10) Business Days but not more than 20 Business Days prior to the date of consummation of such redemption ("COMPANY ALTERNATIVE REDEMPTION DATE"). The date on which the Holder receives the Company Alternative Redemption Notice is referred to as the "COMPANY ALTERNATIVE REDEMPTION NOTICE DATE". The Company Alternative Redemption Notice shall be irrevocable. If the Company elects a Company Alternative Redemption pursuant to this Section 7(a), then it must simultaneously take the similar action with respect to the Other Notes. If the Company elects a Company Alternative Redemption (or similar action under the Other Notes) with respect to less than all of the aggregate principal amount of the Notes then outstanding (ignoring for such purposes all principal amounts which are part of Installment Amounts for any Installment Periods beginning prior to the Company Alternative Redemption Date or with respect to which the Company has delivered a Company Installment Notice prior to the Company Alternative Redemption Notice Date or the corresponding provisions under the Other Notes), then the Company shall require redemption of a principal amount (together with the related Additional Amount) from each of the holders of the Notes equal to the product of (I) the aggregate principal amount of Notes which the Company has elected to redeem pursuant to this Section 7, multiplied by (II) the fraction, the numerator of which is the aggregate principal amount of the Notes initially purchased by such holder on the Issuance Date and the denominator of which is the aggregate principal amount of the Notes purchased by all holders on the Issuance Date (such fraction with respect to each holder is referred to as its "ALLOCATION PERCENTAGE," and such amount with respect to each holder is referred to as its "PRO RATA REDEMPTION AMOUNT"). In the event that the initial holder of any Notes shall sell or otherwise transfer any of such holder's Notes, the transferee shall be allocated a pro rata portion of such holder's Allocation Percentage. The Company Alternative Redemption Notice shall state (i) the date selected by the Company for the Company Alternative Redemption Date in accordance with this Section 7(a), (ii) the aggregate principal amount of the Notes which the Company has elected to redeem from all of the holders of the Notes pursuant to this Section 7 and (iii) each holder's Pro Rata Redemption Amount of the principal amount of the Notes the Company has elected to redeem pursuant to this Section 7(a).

                           (b) Mechanics of Company Alternative Redemption. If
the Company has exercised its right to Company Alternative Redemption in accordance with Section 7(a) and the conditions of this Section 7 are satisfied (including the Conditions to Company Alternative Redemption as set forth in Section 7(c)) (or waived in writing by the Holder), then the Holder's Pro Rata Redemption Amount, if any, which remains outstanding on the Company Alternative Redemption Date shall be redeemed by the Company on such Company Alternative Redemption Date by the payment by the Company to the Holder on the Company Alternative Redemption Date, by wire transfer of immediately available funds, of an amount equal to the Company Alternative Redemption Price for the Holder's Pro Rata Redemption Amount. Notwithstanding anything to the contrary in this Section 7, but subject to Section 14, until the Company Alternative Redemption Price is paid in full to the Holder, the Holder may convert its Pro Rata Redemption Amount (together with the related Additional Amount) into Shares in accordance with Section 2. All principal amounts of this Note redeemed pursuant to this
Section 7 shall be deducted first from the Installment Amount relating to the latest Installment Period (i.e., nearest to the Maturity Date) with respect to which Installment Amounts remain outstanding and then sequentially from the immediately preceding Installment Periods (and within each such Installment Amount first from the amounts, if any, which would be subject to a conversion on the latest Settlement Date within such Installment Period and then sequentially from the amounts subject to the immediately preceding Settlement Dates).

                           (c) Conditions to Company Alternative Redemption. For
purposes of this Section 7, "CONDITIONS TO COMPANY ALTERNATIVE REDEMPTION" means the following conditions: (i) during the period beginning on and including the Company Alternative Redemption Notice Date and ending on and including the Company Alternative Redemption Date, the Company shall have delivered Shares upon conversion of Conversion Amounts on a timely basis as set forth in Section 2(d)(ii) and delivered Shares upon exercise of the Warrants on a timely basis as set forth in Section 2(a) of the Warrants; (ii) on each day during the period beginning on and including the Company Alternative Redemption Notice Date and ending on and including the applicable Settlement Date, the Common Stock shall be listed, and trading in the Common Stock shall not have been suspended, on the Nasdaq National Market or The New York Stock Exchange, Inc.; (iii) during the period beginning on the Issuance Date and ending on and including the applicable Settlement Date, there shall not have occurred either (x) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated or (y) a Triggering

 Event or an Event of Default (as defined in Section 11) (except for a Triggering Event (I) which has been cured and the Company has delivered notice of such cure to the Holder at least 15 Business Days prior to the Company Alternative Redemption Notice Date, (II) with respect to which the Company delivered a Notice of Triggering Event to the Holder at least 15 Business Days prior to the Company Alternative Redemption Notice Date and (III) with respect to which the Holder has not delivered a Notice of Redemption at Option of Holder to the Company prior to the Company Alternative Redemption Notice Date); (iv) on each day during the period beginning on and including the Company Alternative Redemption Notice Date and ending on and including the applicable Settlement Date, the Registration Statement (as defined in the Registration Rights Agreement) shall be effective and available for the sale of at least all of the Registrable Securities (as defined in the Registration Rights Agreement) and there shall not have been any Grace Period (as defined in the Registration Rights Agreement) during such period; (v) if a Change of Control is consummated after the Issuance Date, the Company Alternative Redemption Date is at least 20 Business Days after the consummation and public announcement of such Change of Control; (vi) on each day during the period beginning on and including the Company Alternative Redemption Notice Date and ending on and including the applicable Settlement Date, the Company otherwise shall have been in compliance with in all respects and shall not have breached or been in breach of any provision, covenant, representation or warranty of the Securities Purchase Agreement, the Registration Rights Agreement, any of the Warrants or any of the Notes and (vii) the payment by the Company to the Holder of the Company Alternative Redemption Price is not prohibited by the Amended Credit Facility (as defined in Section 4(p) of the Securities Purchase Agreement) or any other agreement to which the Company is a party and the Holder's right to retain such Company Alternative Redemption Price is not prohibited by the subordination and intercreditor agreement referred to in the second legend on the face of this Note.

                           (d) Remedies. In the event that the Company does not
pay the Company Alternative Redemption Price in full for the Holder's Pro Rata Redemption Amount on the Company Alternative Redemption Date and the Conditions to the Company Alternative Redemption were satisfied, or to the extent not satisfied, were waived by the Holder, then in addition to any remedy the Holder may have under this Note and the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof) (i) the Company Alternative Redemption Price payable in respect of such unredeemed Pro Rata Redemption Amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full and (ii) the Company shall not be permitted to submit another Company Alternative Redemption Notice without the prior written consent of the Holder.

                  (8) Certain Trading Restrictions. So long as any of the Principal of this Note is outstanding, neither the Holder nor any of its affiliates shall, directly or indirectly, engage in any transaction constituting a "short sale" (as defined in Rule 3b-3 under the Securities Exchange Act of 1934, as amended (the "1934 ACT")) of the Shares or establish an open "put equivalent position" (within the meaning of Rule 16a-1(h) under the 1934 Act) with respect to the Shares (each a "SHORT SALE"), except on those days (each a "PERMITTED DAY") on which the aggregate short position (including aggregate open "put equivalent positions") with respect to the Shares of the Holder and its affiliates prior to giving effect to any Short Sales by the Holder or its affiliates on such Permitted Day does not exceed the Holder's Permitted Share Position (as defined below) on such Permitted Day; provided, however, that the Holder and its affiliates shall only be entitled to engage in transactions which constitute Short Sales on a Permitted Day to the extent that following such transaction, the aggregate short position (including aggregate open "put equivalent positions") with respect to the Shares of the Holder and its affiliates does not exceed the Holder's Permitted Share

Position. Notwithstanding the foregoing, the restriction on Short Sales set forth in the first sentence of this Section 8 shall not apply (a) on and after the first day after the Issuance Date on which there shall have occurred a Triggering Event or an Event of Default; (b) on or after the first date after the Issuance Date on which a Change of Control shall have been consummated or there shall have been a public announcement of a pending, proposed or intended Change of Control; or (c) with respect to a Short Sale (and such Short Sale shall be excluded for purposes of determining compliance with the first sentence of this Section 8) so long as the Holder delivers or is deemed to have delivered a Conversion Notice or an Exercise Notice (as defined in the Warrants) on or before the day of such Short Sale entitling the Holder to receive a number of Shares at least equal to the number of Shares sold in such Short Sale. Subject to the foregoing restrictions, the Company acknowledges and agrees that nothing in this Section 8 or elsewhere in this Note or in the Securities Purchase Agreement, the Warrants or the Registration Rights Agreement prohibits the Holder (or any of its affiliates) from, and the Holder (and its affiliates) is permitted to, engage, directly or indirectly, in hedging transactions involving the Notes, the Warrants and the Shares (including, without limitation, by way of short sales, purchases and sales of options, swap transactions and synthetic transactions) at any time. For purposes of this Section 8, "PERMITTED SHARE POSITION" means, with respect to any date of determination, the sum of (A) the number of Shares issuable upon conversion (which shall be determined as if a Conversion Notice was delivered) of all the outstanding principal amounts (other than 200% of the Installment Amount with respect to an Installment Period if the date with respect to which this determination is being made is during such Installment Period) (together with accrued and unpaid interest on such principal amounts) represented by the Notes held by the Holder and its affiliates (without regard to any limitations on conversions) on such date, plus (B) if the date with respect to which this determination is being made is during an Installment Period, that number of Shares equal to the quotient of (i) 200% of the Conversion Amount represented by the applicable Installment Amount for the Holder and similar amounts with respect to its affiliates under similar provisions in the Notes held by such affiliates, divided by (ii) the lower of the Fixed Conversion Price then in effect and 95% of the lowest Weighted Average Price of the Common Stock during the applicable Installment Period, plus (C) the number of Shares issuable upon exercise of the Warrants held by the Holder and its affiliates (without regard to any limitations on exercise) on such date.

                  (9) Reservation of Shares.

                           (a) Reservation. The Company shall, so long as any of
the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of Shares as shall from time to time be sufficient to effect the conversion of all of the principal amount then outstanding under the Notes (together with accrued interest thereon); provided that the number of Shares so reserved shall at no time be less than 150% of the number of Shares for which the Notes are at any time convertible (without regard to any limitations on conversions) (the "REQUIRED RESERVE AMOUNT"). The initial number of Shares reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the time of issuance of the Notes or increase in the number of reserved Shares, as the case may be. In the event the Holder shall sell or otherwise transfer any portion of the Holder's Notes, each transferee shall be allocated a pro rata portion of the number of Shares reserved for such transferor. Any Shares reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of the Notes, pro rata based on the principal amount of the Notes then held by such holders.

                           (b) Insufficient Authorized Shares. If at any time
while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved Shares to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of Shares equal to the Required Reserve Amount (an "AUTHORIZED SHARE FAILURE"), then the Company shall immediately take all action necessary to increase the Company's authorized Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the authorization of an increase in the number of authorized Shares. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized Shares and to cause its board of directors to recommend to the stockholders that they approve such proposal.

                  (10) Voting Rights. Holders of the Notes shall have no voting rights, except as required by law and as expressly provided in this Note.

                  (11) Defaults and Remedies.

                           (a) Events of Default. An "EVENT OF DEFAULT" is (i)
default in payment of any principal amount of this Note, the Company Redemption Price or the Company Alternative Redemption Price when and as due; (ii) failure by the Company for ten (10) days after notice to it to comply with any other material provision of this Note; (iii) any default in payment of at least $1,000,000 under or acceleration prior to maturity of any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of at least $1,000,000 by the Company or for money borrowed the repayment of at least $1,000,000 of which is guaranteed by the Company, whether such indebtedness or guarantee now exists or shall be created hereafter; (iv) if the Company pursuant to or within the meaning of any Bankruptcy Law (as defined below); (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or any of its subsidiaries for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Company in an involuntary case; (2) appoints a Custodian (as defined below) of the Company or any subsidiary for all or substantially all of its property; or (3) orders the liquidation of the Company or any subsidiary; or (vi) the Company fails to file, or is determined to have failed to file, in a timely manner any report required to be filed with the SEC pursuant to the 1934 Act. The term "BANKRUPTCY

LAW" means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors. The term "CUSTODIAN" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. Within five (5) Business Days after the occurrence of any Event of Default set forth in clause
(iii) or clause (vi) above, the Company shall deliver written notice thereof to the Holder.

                           (b) Remedies. If an Event of Default occurs and is
continuing, the Holder of this Note may declare all of this Note, including all amounts due hereunder (the "ACCELERATION AMOUNT"), to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (iv) and (v) of Section 11(a), this Note shall become due and payable without further action or notice. In addition to any remedy the Holder may have under this Note and the Securities Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Nothing in this Section 11 shall limit any other rights the Holder may have under this Note and the Securities Purchase Agreement, including Section 3 of this Note.

                           (c) Void Acceleration. In the event that the Company
does not pay the Acceleration Amount within five (5) Business Days of this Note becoming due under Section 11(b), at any time thereafter and until the Company pays such unpaid Acceleration Amount in full, the Holder shall have the option (the "VOID ACCELERATION OPTION") to, in lieu of redemption, require the Company to promptly return this Note to the Holder, by sending written notice thereof to the Company via facsimile (the "VOID ACCELERATION NOTICE"). Upon the Company's receipt of such Void Acceleration Notice, (i) the acceleration pursuant to
Section 11(b) shall be null and void, (ii) the Company shall promptly return this Note, (iii) the Fixed Conversion Price with respect to all the Principal shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Acceleration Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on and including the date on which this Note became due under Section 11(b) and ending on and including the date on which the Void Acceleration Notice is delivered to the Company.

                  (12) Other Indebtedness. Payments of principal and other payments due under this Note shall not be subordinated to any unsecured obligations of the Company. For so long as this Note is outstanding, the Company shall not issue or incur any indebtedness or other obligation, except for (a) up to an aggregate of $12,000,000 of secured indebtedness which replaces the Amended Credit Facility (as defined in Section 4(p) of the Securities Purchase Agreement), (b) indebtedness or obligations the holders of which agree in writing to be subordinate to this Note on terms and conditions reasonably acceptable to the Holder and (c) up to $10,000,000 original principal amount of convertible indebtedness which (i) is on substantially the same terms as this Note (including, without limitation, the amortization schedule of the Installment Periods and being subject to subordination provisions set forth in the agreement referred to in the second legend on the face of this Note), (ii) is not senior to this Note, (iii) is issued by the Company on or before July 1, 2002 and (iv) is issued to a Person or Persons reasonably acceptable to the Holder.

                  (13) Participation; Restrictions. The Holder shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note in full into Shares (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the record date for such dividend or distribution, or, if no such record date is taken, immediately prior to the date as of which the record holders of Common Stock are to be determined for such dividend or distribution. Payments made pursuant to the previous sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. While this Note is outstanding, the Company shall not, directly or indirectly, redeem, repay or purchase any of the Company's capital stock without the prior express written consent of the Holder (except for the repayment or redemption of the Notes in accordance with the terms thereof or, with respect to the Warrants, pursuant to Section 13 of the Warrants). While this Note is outstanding, the Company shall not enter into any agreement which would limit or restrict the Company's ability to perform under, or take any other voluntary action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under, this Note, the Securities Purchase Agreement, the Registration Rights Agreement and the Warrants.

                  (14) Limitation on Number of Conversion Shares. The Company shall not be obligated to issue any Shares upon conversion of the Notes if the issuance of such Shares would exceed that number of Shares which the Company may issue upon conversion of the Notes (the "EXCHANGE CAP") without breaching the Company's obligations under the rules or regulations of the Principal Market, except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Shares in excess of such amount or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders representing a majority of the aggregate principal amounts of the Notes then outstanding. Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the "PURCHASERS") shall be issued, upon conversion of the Notes, Shares in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the principal amount of the Note issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate principal amount of all the Notes issued to the Purchasers pursuant to the Securities Purchase Agreement (the "CAP ALLOCATION AMOUNT"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Notes, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of the Notes shall convert all of such holder's Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of Shares actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Notes on a pro rata basis in proportion to the principal amount then outstanding under the Notes then held by each such holder.

                  (15) Vote to Change the Terms of the Notes. The written consent of the Company and the holders representing a majority of the principal amount then outstanding under the Notes, shall be required for any change to the Notes (including this Note) and upon receipt of such consent, each Note shall be deemed amended thereby.

                  (16) Lost or Stolen Notes. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and reasonably satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver a new Note of like tenor and date; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert this Note into Shares.

                  (17) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                  (18) Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and all Purchasers and shall not be construed against any person as the drafter hereof.

                  (19) Failure or Indulgence Not Waiver. No failure or delay on the part of a the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                  (20) Notice. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

                  (21) Transfer of this Note. The Holder may assign or transfer some or all of its rights hereunder, subject to compliance with the 1933 Act and the provisions of Section 2(f) of the

Securities Purchase Agreement, (i) to a Permitted Transferee (as defined below) without the consent of the Company and (ii) to a Person which is not a Permitted Transferee with the prior consent of the Company, which consent shall not be unreasonably withheld. For purposes of this Section 21, a "PERMITTED TRANSFEREE" means: (i) a Buyer (as defined in the Securities Purchase Agreement); (ii) an Affiliate (as defined below) of the Holder; (iii) a holder of Notes or Warrants;
(iv) an Affiliate of a holder of Notes or Warrants; (v) any entity which has the same investment advisor or manager or trading advisor or manager as any of the Persons described in the immediately preceding clauses (i) through (iv); (vi) a pledgee (or a transferee of such pledgee) in connection with a bona fide margin account or other loan or financing arrangement secured by this Note if such pledgee seeks to enforce or realize such pledge; and (vii) any fund, financial institution or entity with assets, or assets under management, of at least $100,000,000. "AFFILIATE" for purposes of this Section 21 means, with respect to any Person, another Person, directly or indirectly, which (A) has a 25% or more equity interest in that Person, (B) has a 25% or more common ownership with that Person, (C) controls that Person, (D) is controlled by that Person, or (E) is under common control with that person or entity. "CONTROL" or "CONTROLS" for purposes of this Section 21 means that a Person has the power, directly or indirectly, to conduct or govern the policies of another Person.

                  (22) Payment of Collection, Enforcement and Other Costs. If:
(i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (ii) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including but not limited to reasonable attorneys' fees and disbursements.

                  (23) Cancellation. After all principal and other amounts at any time owed under this Note have been paid in full or converted into Shares in accordance with the terms hereof, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

                  (24) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes containing the same terms and conditions and representing in the aggregate the Principal, and each such new Note will represent such portion of such Principal as is designated by the Holder at the time of such surrender. The date the Company initially issues this Note will be deemed to be the "Issuance Date" hereof regardless of the number of times a new Note shall be issued.

                  (25) Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

                  (26) Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this

Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other country or jurisdiction) that would cause the application of the laws of any jurisdiction or country other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

                  (27) Reissuance of Notes. Subject to Section 2(d)(viii), in the event of a conversion or redemption pursuant to this Note of less than all of the Principal, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of this Note, a new Note of like tenor representing the remaining Principal which has not been so converted or redeemed. The date the Company issued this Note shall be the "Issuance Date" hereof regardless of the number of times a new Note shall be issued.

                  (28) Effect of Redemption or Conversion; No Prepayment. Upon payment of the Redemption Price, the Change of Control Redemption Price, the Company Redemption Price, the Company Alternative Redemption Price, the First Redemption Price, the Second Redemption Price, or the amount provided for in
Section 2(d)(vii), each in accordance with the terms hereof with respect to any portion of the principal of this Note, or delivery of Shares upon conversion of any portion of the principal of this Note in accordance with the terms hereof, such portion of the principal of this Note shall be deemed paid in full and shall no longer be deemed outstanding for any purpose. Except as specifically set forth in this Note, the Company does not have any right, option, or obligation, to pay any portion of the Principal at any time prior to the Maturity Date.

                  (29) Payment Set Aside. To the extent that the Company makes a payment or payments to the Holder hereunder or the Holder enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, U.S. state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                                   * * * * * *

         IN WITNESS WHEREOF, the Company has caused this Note to be signed by ___________________, its _____________________________, as of the ____ day of
_________ 2002.

                                                  INTERVOICE-BRITE, INC.


                                                  By:
                                                     ---------------------------
                                                  Name:
                                                       -------------------------
                                                  Title:
                                                        ------------------------

                                    EXHIBIT I

                             INTERVOICE-BRITE, INC.
                                CONVERSION NOTICE

Reference is made to the Convertible Note (the "NOTE") of InterVoice-Brite, Inc., a Texas corporation (the "COMPANY"), payable to the undersigned. In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, no par value (the "COMMON STOCK"), of the Company, as of the date specified below.

         Date of Conversion:
                            ----------------------------------------------------

         Aggregate Conversion Amount to be converted:
                                                     ---------------------------

Please confirm the following information:

         Conversion Price:
                          ------------------------------------------------------

         Number of shares of Common Stock to be issued:
                                                       -------------------------

         Is the Variable Price being relied on pursuant to Section 2(f)(iii) of
the Note? (check one) YES      No
                          ----    ----

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

         Issue to:
                  --------------------------------------------------------------

         Facsimile Number:
                          ------------------------------------------------------

         Authorization:
                       ---------------------------------------------------------

                  By:
                     -----------------------------------------
                  Title:
                        --------------------------------------

         Dated:
               -----------------------------------------------------------------

         Account Number (if electronic book entry transfer):
                                                            --------------------

         Transaction Code Number (if electronic book entry transfer):
                                                                     -----------

                                 ACKNOWLEDGMENT


         The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ___________ ___, 200_ from the Company and acknowledged and agreed to by [TRANSFER AGENT].

                                                  INTERVOICE-BRITE, INC.


                                                  By:
                                                     ---------------------------
                                                  Name:
                                                       -------------------------
                                                  Title:
                                                        ------------------------